EXHIBIT 35.2

                         Servicer Compliance Statement
            for American Home Mortgage Servicing, Inc., as Servicer



                         ANNUAL STATEMENT OF COMPLIANCE
                     American Home Mortgage Servicing, Inc.
                          GSAA HOME EQUITY TRUST 2006-6

     I, David M. Friedman, a duly authorized officer of American Home Mortgage Servicing, Inc., as servicer (the "Servicer"), pursuant to the Mortgage Loan Sale and Servicing Agreement, dated as of December 1, 2005, by and among Goldman Sachs Mortgage Company, the Servicer and American Home Mortgage Corp. (the "Agreement"), hereby certify that:

     1. A review of the Servicer's activities during the period from and including January 1, 2006 through and including December 31, 2006 (the "Reporting Period") and of the Servicer's performance under the Agreement and any applicable Reconstitution Agreement (as such term is defined in the Agreement) has been made under my supervision.

     2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement and any applicable Reconstitution Agreement (as such term is defined in the Agreement) in all material respects throughout the Reporting Period.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 12th day of March, 2007.


                                        By:    /s/ David M. Friedman
                                               ------------------------
                                        Name:  David M. Friedman
                                        Title: Executive Vice President